KANSAS TEN WELL DRILLING PROGRAM

September 17, 2007

Tengasco, Inc. (the "Company") is making available for subscription ten Units (the "Offering") of undivided working interest in a group of ten (10) wells (the "Program Wells") to be drilled for commercial oil and gas production on properties leased by the Company in Kansas. Each Unit that is subscribed will convey an undivided 10% working interest in each of the ten Program Wells that are productive. The Wells will be drilled to a depth sufficient to test the Arbuckle or Lansing Kansas City Formations (the "Objective Formation"), at approximately 4,000 feet depth, tested, and if warranted, completed and equipped in the Objective Formation in an effort to obtain oil and/or gas production in Commercial Quantities, all at the Company’s expense.

Each Unit may be subscribed by qualified investors for a maximum of $400,000 per unit. In the event a Program Well is drilled but is nonproductive, then the amount of $150,000 shall be deducted from the cost of one Unit for each nonproductive well drilled so that the subscription cost for one Unit per nonproductive well drilled shall be $250,000. No less than ten wells will be drilled if all Units are subscribed. Unsubscribed Units, if any, will remain owned in full by the Company.

Tengasco, Inc.

10215 Technology Drive, Suite 301

Knoxville, TN 37932

(865) 675-1554

TERMS OF THE KANSAS TEN WELL DRILLING PROGRAM

The Program. The Company owns or will acquire oil and gas leases covering properties in Kansas upon which the Company plans to drill ten or more wells, consisting of at least seven developmental and three exploratory wells (the “Program Wells”). The Company will drill the Program Wells to a depth sufficient to test the Arbuckle or Lansing Kansas City Formations (the "Objective Formation"), at approximately 4,000 feet depth, test, and if warranted, complete and equip each well in the Objective Formation in an effort to obtain oil and/or gas production in commercial quantities, all at the Company’s expense. In the event the Company drills an unproductive well, the Company shall plug and abandon such well at its own expense. The Company has agreed to drill the Program Wells in the year 2007 subject to rig availability or as soon as possible in 2008, as determined by the Company. The Company will convey ten Units of participation representing an economic participation in the Program Wells described below under “Units”.

The Company will establish the locations of the 10 Program Wells either in its presently producing fields or properties acquired near the fields, based upon its best assessment of information available to the Company, including analysis of seismic information currently being finalized. The wells will be drilled to a depth sufficient to adequately test the Pennsylvanian Limestone or Lansing Kansas City Formations as the same are found in the area or to the maximum depth of 4,000 feet beneath the surface (the “Objective Depth”). The Company may elect to alter the list of well locations in the event an exploratory well is successful and as a result additional developmental drilling locations are established.

The Ordovician Arbuckle Formation on the Central Kansas Uplift has been a prolific oil-producing zone since the first well was completed in 1928. Wells completed in this formation have been characterized by their ability to produce large volumes of fluid over a long period of time. The Pennsylvanian Limestones on the Uplift are also prolific reservoirs producing both oil and gas. The Lansing-Kansas City Formation is a series of cyclothymic limestones with alternating shales consisting of twelve proven producing zones. These zones vary from field to field and it is a rare occurrence that none are present in a particular field. The objective of Lansing-Kansas City exploration is to find structural highs.

Some of the Program Well locations are located on structural highs identified with the aid of 3-D seismic data. It is anticipated that all of the Program Wells are or will be located with the aid of nearby well control and geologic information from nearby wells, and economic considerations that include a comparative analysis using offsetting wells and their associated production volumes.

Unit Interest. The Company is offering ten (10) Units. Each Unit consists of its share of an undivided 10% of an approximately 87.5% oil and gas leasehold working interest in the Program Wells [insofar and only insofar as each lease covers a Spacing Unit comprising 20 acres, more or less, surrounding each Program Well][?], subject to the management fee described under “Management Fee”, below.

Management Fee. The Company retains a right to receive and the Participants agree to pay a management fee for managing the Program Wells. The Participants will receive all net revenues from their working interest in all drilled Program Wells and pay to the Company 25% of the net revenues (net of operating expenses) attributable to the Program Wells until such time that the sum of (i) the net revenues from all drilled Program Wells (net of both operating expenses and management fees) received by the Participants and (ii) receipts from the Participants’ interests, if any, in that certain Agreement and Conveyance of Net Profits Interest by Manufactured Methane Corporation dated as of the date hereof (the “MMC Interests”) exceeds the sum of (i) one hundred thirty five and 47 hundredths percent (135.47%) of the Purchase Price of the Units purchased as defined in the following section entitled “Purchase Price, Number of Wells to be Drilled, Payment Schedule” and (ii) the amount of any further funding provided by the Participants for operating or capital expenses, plugging and abandonment costs, or in any other respect in relation to the Program Wells or the MMC Interests. At that point in time, and for the entire remaining duration of the productive life of each well, each Participant will retain ownership of all working interest conveyed to him, but agrees to pay a management fee to the Company for subsequent periods in the amount of 85% of the net revenues (net of operating expenses) attributable to that Participant’s working interest in all Program Wells in consideration of the Company’s agreement to manage the Participant’s working interest and serve as operator of the Program Wells.. For purposes of the calculation set forth in this paragraph, the Company shall maintain a reasonable reserve for plugging and abandonment costs and any other reasonably foreseeable future expenses related to the Program Wells.

Purchase Price; Number of Wells to Be Drilled; Payment Schedule. The Company is offering 10 Units for a maximum price of $400,000 per Unit. However, it is the intention of the Company and the Participants that upon completion of the drilling of ten program wells, the Unit price paid shall be $400,000 for that number of Units as there are completed Program Wells, and $250,000 for that number of Units as there are nonproductive drilled Program Wells. Accordingly, for a total price of $4 million, ten wells would be drilled and, if all are productive, completed on a turnkey basis, i.e. no additional funds will be required of Participants for drilling and completion of those ten productive wells. If ten program wells are drilled and all are nonproductive, the total purchase price for ten Units shall be $2.5 million. The “Purchase Price” shall be that number being $2.5 million, $4.0 million, or such figure between them as the results of this Program dictate in accordance with the intention of the parties.

For the purpose of scheduling payment of the Purchase Price, the Unit price for the first Unit shall be $400,000. If the first Program Well is completed as a producing well, the Unit price for the second Unit shall likewise be $400,000. However, if the first Program Well is nonproductive, then the price for the second Unit shall be $250,000. If the second Program Well is completed, then the price for the third Unit shall be $400,000; if not, then the price for the third Unit shall be $250,000. The price for each Unit shall be likewise be calculated for each successive Unit sold based on the most recently drilled Program well. The price for the final Unit sold shall be $250,000 and shall be paid prior to drilling the tenth Program well; and if the tenth Program well is to be completed as a producing well, then an additional $150,000 shall be paid before completion is undertaken on that well. In all events, the total purchase price for ten Units shall be calculated and paid in accordance with the intention of the Company and the Participants stated above in the paragraph. Any Units remaining unsold shall remain the property of the Company. No commission will be paid to agents or brokers based on sales to any Participant. No commission will be paid to any officer of the Company who sells any Unit, nor in connection with any Unit purchased or acquired by the Company.

The Purchase Price as defined in this section may, by additional agreement in writing amending this section signed by the Company and the Participants, include from time to time, and only for the purpose of determining when the management fee due hereunder be increased from 25% to 85%, any such additional sums as may be agreed by the Company and the Participants to be included for that purpose. No such additional sums included in the Purchase Price shall be deemed to constitute consideration for the Unit interest in this Program for federal income tax purposes by any person, but shall be included in Purchase Price solely for the determination of the point in time when the Management Fee shall increase from 25% to 85% as set out in the section entitled “Management Fee” above.

Initial Capitalization, No Fractional Units. The Program will be completed and all ten Program Wells drilled if any Units are subscribed and accepted by the Company. No fractional Units will be sold. If all Units are not initially purchased, then the Company shall remain obligated to complete the drilling of all Program Wells and the Company may retain ownership of the working interest attributable to any or all unsold Units.

Subscription Period. The Subscription Period will be the period of time during which subscriptions will be accepted, subject to extension at the Company’s election. In the event that all Units are not subscribed at the termination of the Subscription Period, the Company shall own all remaining Units.

No Minimum Subscription Required. If less than ten Units are sold and accepted at such time the Offering is to be closed, then the Company may offer any unsold Units to previous subscribers or elect to continue the offer and sale of Units and shall remain fully and completely liable to pay all costs for drilling and completing all Program Wells. The Company shall be obligated to drill all Program Wells if all Units are subscribed and accepted.

Proposed Operations. When the Program is capitalized the Company will act as Operator (the "Operator") to conduct all Operations regarding drilling and completing the Program Wells. The Company will enter into a drilling contract (the "Drilling Contract") pursuant to which the Company will pay the cost to drill and complete the Wells. Within sixty (60) days following the closing of the offering, the Operator shall, subject to rig availability, commence, or cause to be commenced, the actual drilling of the first Program Well, and drill all Program Wells either concurrently or consecutively as the Company may determine, at a location of its selection upon the well site [Spacing Unit][defined?], in exploration for oil and/or gas and, thereafter, shall prosecute the drilling of the same to the Objective Depth, or to any lesser depth at which oil and/or gas in apparent commercial quantities may be encountered, whichever depth or condition first occurs; and shall proceed with all due diligence and dispatch to the completion of such well as a commercial producer of oil and/or gas, or shall plug and abandon the same as a dry hole.

Following logging and testing, the Operator may attempt to complete the Well. Upon reaching Objective Depth in the Program Wells, the Operator will determine whether to attempt to complete such well as a commercial producer. If the decision is made to attempt completion, the such completion work shall be completed at the Company’s sole expense. If, upon reaching the Objective Depth in the Well, the Company determines that no attempt will be made to complete the same as a commercial producer, the well will be plugged and abandoned as a dry hole at the Company’s sole expense.

In the event the Well is lost at any depth by reason of any accident or casualty, or as an uncompletable prospect in the event of excessive water, chert, granite, heaving shale, igneous rock, down hole blowout, or other undrillable condition or impenetrable substance is encountered prior to reaching the Objective Depth, the Company may, in its sole discretion, elect (a) to plug and abandon the Well and commence a subsequent well, at a location of its choice, in replacement of the lost Well at no additional cost to the Participants, within 45 days after loss, OR (b) to plug and abandon the Well totally and cease operations on the Program Well, in each case at its sole expense.

In the event production in commercial quantities is obtained in a Program Well, each Program Well will be operated by Company as Operator under an Operating Agreement in form customary in the industry and in all ways consistent with the provisions hereof. Pursuant to such agreement, after each well is drilled and completed as a producer, Participants will be responsible in the future for the Units’ proportionate share of all ongoing well maintenance, workover, and physical operating costs such as utilities. This future responsibility and obligation of the Unit working interest owner may call for additional payment or contribution of funds in the course of normal operations. The Company may determine as Operator whether to proceed to incur any additional expenses. In the event Operator determines to incur additional expenses, each working interest owner’s allocated portion of such additional expenses will be payable by each working interest owner in cash.

During all periods of time as any Program Well is producing, the net revenues payable to the Participants shall be calculated as gross revenues less the total actual costs and expenses normally attributable to the working interest. Each Participant will appoint the Company as its agent and representative for the purpose of receiving payment for all production of oil or gas attributable to that Participant’s interest. The Company will receive such payment from the purchasers of production and forward all amounts due to the Participant after deduction of all expenses or fees attributable to that Participant under the Program. The Company will bill such participant for any additional costs (i.e. not deducted) attributable to the participant’s working interest.

Subscription Agreement. Each prospective investor will be required to complete and return his Subscription Agreement included with this Memorandum. It will be the policy of the Company to make inquiries to establish that the prospective investor has adequate net worth to bear the economic risks of an investment in the Units and has the requisite knowledge and experience to analyze the merits and risks of such investment. If the Company determines that the prospective investor does not have the requisite knowledge and experience, but is able to bear the economic risks of the investment, he will be required to retain a qualified investment advisor meeting the requisites of knowledge and experience in investments to assist in analyzing the merits and risks of an investment in these Units.

Company's Right to Own Units. The Company reserves the right to own one or more Units if and only if no potential Participant to whom the Company determines to offer same desires to purchase the Unit to be owned by the Company. The Company will have the same rights, benefits, obligations and liabilities as each other Participant with respect to the Units owned by the Company.

Subscription Procedure. A subscriber to a Unit in the Program must complete, execute and deliver to the Company the Subscription Agreement and all other documentation required by the Company. The Company will notify each subscriber whose subscription is accepted that payment for the subscription has been received and accepted by the Company and, upon closing the offering will return one copy of the Subscription Agreement, executed by the Company in the space provided for its acceptance. Each subscriber whose subscription is accepted will become a Participant. The

Company reserves the right to reject any subscription in whole, or in part, for any reason, in its absolute discretion. By his execution of the Subscription Agreement, each subscriber agrees to be bound by all the terms and conditions thereof. No alterations or other changes in the terms thereof will be accepted.

Limited Transferability. Since the Units have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state jurisdiction, owners of the Units will not be able to readily liquidate their interests, inasmuch as the Units cannot be readily assigned or transferred. However, the working interests conveyed by the Company shall be assignable and transferable upon conveyance to the Participants, provided, however, that the owners of the Units (as well as of the working interests) may not sell, transfer or assign such Units or working interests if, in the reasonable opinion of the Company’s counsel, such sale, transfer, or assignment would prejudice the exemption of the sale of the Units from the registration requirements of the Securities Act of 1933, as amended, or of any state securities laws. In this regard, the Company may condition the transfer or disposition of any Unit and/or working interest on the receipt by it of an opinion of counsel reasonably acceptable to the Company (the cost of which shall be borne by the transferor) to the effect that such transaction would not violate the Securities Act of 1933, as amended, or any other applicable securities laws, or regulations promulgated thereunder, and that such transfer is being made under a lawful exemption from registration, if any exists. The Company has not obligated itself to repurchase, has not established a procedure for repurchasing, and has no present plan to repurchase Units or working interests from the owners thereof. Unless the Company is willing to repurchase a Participant's Unit or working interest, a Participant may experience difficulty and perhaps a loss of his entire investment in disposing of his Unit or Working Interest. In addition, any assignee of any Unit interest would remain liable for payment of the Management Fee to the Company for the productive life of the well.

PROPOSED ACTIVITIES

PARTICIPANTS SHOULD CAREFULLY REVIEW THIS INFORMATION REVIEWED BY A GEOLOGIST OR PETROLEUM ENGINEER FAMILIAR WITH OIL AND GAS PROPERTIES.

Leasehold Interest. The Company owns the rights to an approximately 100.00% working interest in approximately 87.50% net revenue leases covering the Program Wells, more or less, for the purpose of drilling ten Program Wells in exploration for oil and/or gas. The Program Wells will be drilled at a location on the well Spacing Unit, comprising 20 acres, more or less as is generally described on the maps attached hereto or on the locations to be selected by the Company after further evaluation of additional information including seismic information currently being analyzed.

Operating Agreement. The Participants will enter into an AAPL Model Form Operating Agreement (the "Operating Agreement") naming the Company the Operator of the Program Well(s), provided such Operating Agreement shall be in all respects consistent with the provisions hereof. Operator shall drill and complete the Program Wells, or cause the same to be drilled and completed, and upon completion operate such wells and produce the same in accordance with the terms hereof and of the Operating Agreement. The Company as Operator will maintain insurance customary in the industry and in customary amounts and will have all Participants named as additional insureds as to operation of the Program Wells. Costs of operating the Program Wells after completion as a commercial producer shall be borne by the parties in the ratio that their respective undivided working interest in such well bears to the entire undivided working interest in the well.

Participants will pay their proportionate share of operating expenses for the Program Wells and their pro rata share of the taxes on production from the Program Wells. Operating expenses will be charged against revenues in accordance with generally accepted accounting procedures, and in accordance with the Accounting Procedures attached as an Exhibit to the Operating Agreement. All production revenues attributable to the working interests held by Participants will, after payment of severance taxes levied at the wellhead, be paid to the Operator, under a limited and revocable appointment to act as agent for each working interest owner. Each month the agent will, after deduction of operating and marketing expenses limited to marketing expenses for selling hydrocarbons from any Program Well, distribute Net Operating Revenues to each Participant in accordance with his pro rata interest as such interest is reported to the agent by the Company. It has been the experience of the Company that comparable wells in the area have annual operating expenses of approximately $9,000 and that revenues from the sale of production from such comparable wells has been sufficient to pay such operating expenses. However, in the event revenues held by the agent from the sale of Products for the account of working interest owners are from time to time insufficient to pay Operating Costs of any Program Well as they come due, Participants will be liable for same and may be billed for their pro rata share of the deficiency.

Completion Phase. Upon reaching the Objective Depth in the drilling of the Program Well(s) the Operator shall decide whether to attempt to complete such well as a commercial producer of oil and/or gas. The Operator’s decision shall be based upon information available, indicia obtained from the well bore, and recommendations obtained from professional consultants, but shall be within the Operator’s discretion as authorized by the Operating Agreement. If it is decided that no completion attempt should be made, the well will be plugged and abandoned as a dry hole at the Company’s sole expense. If it is decided that the attempt should be made to complete the well as a commercial producer, the Operator will notify the Company of the decision to make the completion attempt, and the Operator will proceed to complete and equip the well in an attempt to obtain commercial production of oil and/or gas at the Company’s sole expense.

Once the Well has been prepared for commercial production if natural gas is discovered, the costs for pipelines, pipeline connections or other equipment required for operation of the Program Well(s) shall be borne by the working interest owners in proportion to their respective ownership in the Program Well. It is not possible to predict with any accuracy the cost of pipe, laying of pipe, metering or connection facilities that may result therefrom but such costs may be significant and would be borne by the Unit working interest holders in their proportionate share of such costs.

Plugging and Abandonment. The Company shall also determine whether the Well should, at any point, be abandoned. In the event that the Well must be abandoned prior to the completion of cementing of the casing in the vertical hole, or if the Well is lost at any depth by reason of any accident or casualty, or if igneous rock or other impenetrable substances are encountered, or loss of circulation or other conditions render further drilling impractical by methods to be employed, the Company may, in its sole discretion, elect:

(a) to plug and abandon such Well and commence an additional Well on the Prospect, in replacement of the lost Well, within 45 days after loss of such Well; it being understood and agreed that any such additional Well located on the applicable spacing unit of the plugged and abandoned well shall be deemed to be a replacement well for the plugged and abandoned well and not a new Program Well; or

(b) to plug and abandon such Well and cease operations on the Program Well;

provided, however, that either option shall be pursued at the Company’s sole cost and expense.

The nature of the Company's election will depend on the facts and circumstances available to it at the time, and the nature of the agreements hereafter made by the Company with the drilling contractors and others. No matter what the decision of the Company, the Participants will not receive a refund of any portion of amounts paid by Participants.

Reservation of Right. The Company reserves the right to drill the Program Wells in such order as it determines to be necessary and to move the location of the Program Well(s) or substitute a comparable drill site in the event such action becomes necessary. Any substituted well locations or drill sites will compare favorably with the general character of the Program Well(s) described regarding degree of risk, drilling depth and cost.

Well Abandonment. At any time after drilling of the Well begins, the Company or the Operator in its sole discretion may determine that the Well is not capable, or is no longer capable, of producing Products in Commercial Quantities, and shall thereupon proceed to abandon and plug the Well. In the event the Program Well was productive in commercial quantities prior to abandonment, plugging expense will be shared by the owners of the working interest in accordance with their respective interests and any proceeds accruing from the sale of salvage equipment and casing shall be distributed in the same manner. The net cost of plugging a well of the description of the Program Wells is approximately $2,500 per well. Plugging expense would be incurred immediately upon abandonment of the Program Well as a dry hole; if production is obtained, it is not possible to determine when such production may cease and the well be plugged upon cessation of production. Some wells in the area have been producing for decades.

Return on Investment. There is absolutely no assurance that any well drilled and completed will produce Commercial Quantities of oil or gas. However, if Commercial Quantities of Products are achieved, all Participants will participate in any oil and gas production revenues.

Sale of Oil and Gas Production. Oil and gas produced from the Program Well will be sold on a competitive basis to third parties, such as pipeline companies, gathering companies, refineries, major oil companies and utilities and will not be sold to or otherwise acquired by the Company. The Company will collect all revenues from the sale of any oil and gas production and pay directly, less operating expenses, to the Participants monthly.

The Program Wells. The Program Wells are to be located in the Ordovician Arbuckle Formation on the Central Kansas Uplift, which has been a prolific oil-producing zone since the first well was completed in 1928. Wells completed in this formation have been characterized by their ability to produce large volumes of fluid over a long period of time. The Company believes that this characteristic has created an opportunity to recover previously un-recovered hydrocarbons. It is believed that as much as 50% of the original recoverable reserves in place have been bypassed due to reservoir heterogeneity.

The Pennsylvanian Limestones on the Uplift are also prolific reservoirs producing both oil and gas. The Lansing-Kansas City Formation is a series of cyclothymic limestones with alternating shales. The Formation consists of twelve proven producing zones. These zones vary from field to field and it is a rare occurrence that none are present in any particular field. The objective of Lansing-Kansas City exploration is to find structural highs.

The selected locations, as well as those expected to be selected by the Company for Program Wells, are excellent drilling prospects based on the 3-D seismic data, abundant geologic information from nearby wells, and economic considerations that include a comparative analysis using offsetting wells and their associated production volumes. Considering the risk assessment process, these prospective locations for the Program Wells fall either into a category of Proven Undeveloped (PUD) or Probable (PRO). PUD is defined as proved reserves from undeveloped spacing units in a given field that are sufficiently close to developed production that there is every reasonable probability that new wells will produce at commercial rates when drilled. PRO is defined as primary reserves which have not been proved by production at a commercial rate, but, being based on limited evidence of commercially producible oil or gas within the geological limits of a reservoir above a known or inferred water table, are susceptible to being proved further by additional drilling and testing.

The prospects within the Kansas Properties for the Program Wells are presented in Table 1 below. Table 1 was calculated by the Company’s geological and engineering staff. The prospective wells will be located on structural highs identified by the Company with the aid of any available 3-D seismic data and any nearby well control. The reserves were calculated using the volumetric approach. Since all of these reservoirs are under a water drive mechanism, a recovery factor of 53% was used in the equation. Also considered was a comparative analogy of offsetting wells, production performance, depositional characteristics, and rock properties. The risking process utilized by the Company reviewed trap, seal, source, timing of migration, and economics. Any stated “risk” percentages are indications of the perceived likelihood that commercial production may not be obtained; e.g. a “10%” risk factor indicates that there appears to be a 90% likelihood of commercial production being obtained. As to each well, the risk factors would be added together so that, for example, a ten percent geologic risk and a ten percent economic risk would yield an overall eighty percent assessment of the likelihood of that well obtaining commercial production. The calculation of these risk factors is, however, largely subjective, and can neither be assessed with any range of accuracy nor guaranteed. They are intended only as the Company’s estimate of the likelihood of successful production.

TABLE 1. Developmental Drilling Prospects- Geologic and Economic Risk Factors

WELL / CATEGORY	GEOLOGIC RISK	ECONOMIC RISK
Seven Developmental Wells	10-15%	UNKNOWN
Three Exploratory Wells	50%	UNKNOWN

REVENUE AND WORKING INTEREST ALLOCATIONS

The Company will, at an appropriate time or upon request, deliver to each Participant an assignment of oil and gas lease, in the form attached hereto as Exhibit "A," representing such Participant's undivided interest in the Program Wells and their Spacing Units only. This assignment will be properly recorded in the respective county courthouse(s) and delivered to each Participant for his or her record. Operating expenses and the cost of plugging and abandoning the Program Well(s) after being placed in production in commercial quantities will be allocated among all holders of the working interest in proportion to their respective interest therein. Revenue from the sale of production will be credited in accordance with respective interests in the Program Wells. Severance taxes and operating expenses will be borne in the same proportion as revenue.

INTERESTS IN ALL TEN PROGRAM WELLS

Note: it is assumed for the following net revenue calculations that landowner royalty is 1/8 (i.e. 12.5%) as is the case with most of the Company’s Kansas leases; however, net revenue allocations will be adjusted to account for any additional landowner royalty above 1/8 that may be required to be paid at any drillsite selected by the Company for this Program.

Allocations: Working Interests in each of 10 Program Wells shall be owned, if all 10 Units are subscribed, as follows:

10 UNITS SUBSCRIBED	Working Interest	Net Revenue Interest (With 25% Management Fee	Net Revenue Interest (With 85% Management Fee)
All Units Participants	100.00% WI	.75 X .875 = .65625 NRI	.15 X .875=.13125 NRI
Tengasco, Inc. (the “Company”)	0% WI	.25 X .875= .21875 NRI (bears proportionate share of expenses)	.85 X .875=.74375 NRI (bears proportionate share of expenses)
Royalty Owners	n/a	.125	.125
TOTAL	100.00% WI	100.00% NRI	100.00% NRI

RISK FACTORS

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY PERSONS WHO CANNOT AFFORD THE LOSS OF THEIR TOTAL INVESTMENT. PROSPECTIVE INVESTORS OF THE UNITS OFFERED HEREIN SHOULD GIVE CAREFUL CONSIDERATION, IN ADDITION TO THE OTHER INFORMATION IN THIS MEMORANDUM, TO THE FOLLOWING RISK FACTORS.

Success Is Dependent Upon the Production of Its Wells. There can be no assurance that all, or even any of the wells to be drilled will produce oil or gas , or, that, if they do produce oil or gas, the quantities of such production will be large enough and without extraordinary cost so that it will be economically feasible to operate such wells. The Company anticipates, however, based upon the production of wells owned and operated by the Company in the same area, and, based upon seismic studies, that it will be able to locate sufficient drilling sites to enable it to develop economically viable oil or gas wells.

Volatile Oil Prices Can Materially Affect The Company. The results of operations will depend upon the prices received for oil production and the costs of developing and producing reserves. Prices for oil are subject to fluctuations in response to relatively minor changes in supply, market uncertainty and a variety of additional factors that are beyond the control of the Company. These factors include the level of drilling activity, the level of consumer product demand, government regulations and taxes, the price and availability of alternative fuels and the overall economic and political environment. A substantial or extended decline in oil prices would have a material adverse effect on the results of operations. Oil prices have historically been and are likely to continue to be volatile. This volatility makes it difficult to estimate with precision the value of the return on exploration and development of drilling projects.

Uncertainty of Reserve Estimates. Oil and gas reserve estimates and the estimates of present value associated therewith are based upon numerous engineering, geological, and operational assumptions that generally are derived from limited data. Common assumptions include such matters as the extent and average thickness of a particular reservoir, the average porosity and permeability of the reservoir, the anticipated future production from existing and future wells, future development and production costs and the ultimate hydrocarbon recovery percentage. As a result, oil and gas reserve estimates and present value estimates are frequently revised in subsequent periods to reflect production data obtained after the date of the original estimates. If reserve estimates are inaccurate, production rates may decline more rapidly than anticipated, and future production and revenues may be less than estimated.

Oil and Gas Operations Involve Substantial Cost and Are Subject to Various Economic Risks. The drilling activities in drilling the Program Wells are subject to the economic risks typically associated with exploration, development and production activities, including the necessity of significant expenditures to drill wells. In conducting exploration and development activities, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause the Company’s exploration, development and production activities to be unsuccessful. This could result in a total loss of the investors’ investment. In addition, the cost and timing of drilling, completing and operating wells is often uncertain.

Costs Incurred To Conform to Government Regulation of the Oil and Gas Industry. The exploration, production and marketing operations of the Company and all such entities are regulated extensively at the federal, state and local levels. The Company and the Participants may be required to make large expenditures in its efforts to comply with the requirements of environmental and other regulations. This may include legal costs to determine compliance with regulations or contest the applicability or legality of such regulations or requirements, cleanup costs of any hazardous or dangerous substance, or costs to comply with new or changed regulatory or safety requirements. Further, the oil and gas regulatory environment could change in ways that might substantially increase these costs. Hydrocarbon-producing states regulate conservation practices and the protection of correlative rights. These regulations will affect operations and limit the quantity of oil and gas that may be produced and sold from any or all of the Program Wells. Other regulated matters include marketing, pricing, transportation and valuation of royalty payments. These costs and expenditures may be substantial. As working interest owners, the Participants will be liable for their proportionate share of all such costs and expenditures to the extent and only to the extent such proportionate share of such costs and expenses may be recovered from proceeds of production attributable to their working interests.

Costs Incurred Related to Environmental Matters. The Company, as an Operator of oil and gas properties, is subject to various federal, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the lessee under an oil and gas lease for the cost of pollution clean-up resulting from operations, subject the lessee to liability for pollution damages, and require suspension or cessation of operations in affected areas. The Company maintains insurance coverage, which it believes is customary in the industry, although it is not fully insured against all environmental risks. These exposures and costs may be substantial. As working interest owners, the Participants will be liable for their proportionate share of all such exposures and costs to the extent and only to the extent such proportionate share of such costs and expenses may be recovered from proceeds of production attributable to their working interests.

Insurance Does Not Cover All Risks. Exploration for and production of oil and gas can be hazardous, involving unforeseen occurrences such as blowouts, cratering, fires and loss of well control, which can result in damage to or destruction of wells or production facilities, injury to persons, loss of life, or damage to property or the environment. The Company maintains insurance against certain losses or liabilities arising from its operations in accordance with customary industry practices and in amounts that management believes to be prudent; however, insurance is not available to the Company against all operational risks. These costs may be substantial. As working interest owners, the Participants will be liable for their proportionate share of all such uninsured risks to the extent and only to the extent such proportionate share of such costs and expenses may be recovered from proceeds of production attributable to their working interests.

Other Risks Related to the Production of Oil or Gas. There can be no assurances that it will be economically feasible to produce and market the oil or gas reserves, if any, underlying any of the Program Wells. The cost and length of time necessary to produce the reserves may be such that it will not be economically viable to market this oil or gas. There is also the risk that the geology reports on which the Company may rely are inaccurate, that the oil or gas reserves are less than anticipated, that the Company will not be able to market the oil due to a lack of a market and that fluctuations in the prices of oil and gas will make development of those leases uneconomical.

Dependence on Technical Personnel. Certain members of present management have substantial expertise in the areas of endeavor presently conducted and to be engaged in by the Company. To the extent that their services become unavailable, the Company will be required to retain other qualified personnel. There can be no assurance that it will be able to recruit and hire qualified persons upon acceptable terms. Similarly, the oil and gas exploration industry requires the use of personnel with substantial technical expertise. In the event that the services of its current technical personnel become unavailable, the Company will need to hire qualified personnel to take their place; no assurance can be given that it will be able to recruit and hire such persons on mutually acceptable terms.

General Economic Conditions. Virtually all of the operations concerning the Program Wells will be subject to the risks and uncertainties of adverse changes in general economic conditions, the outcome of pending and/or potential legal or regulatory proceedings, changes in environmental, tax, labor and other laws and regulations, and the condition of the capital markets utilized by the Company to finance its operations.

Locations for Program Wells Have Not Been Determined. These locations will be determined by the Company based on all available information including 3-D seismic analysis if available. These undetermined locations will be on property currently owned by the Company, or on property in Kansas acquired by the Company based on the Company’s view of the likelihood of oil and gas being present or possibly being present in commercial quantities. There can be no assurance that the locations for the nine remaining wells can or will be determined with the same degree of expectation for potential production of oil and gas as the Company has determined for the first three wells of its current drilling program, or for any level of potential production at all, and all such locations may be totally unproductive of oil or gas. There can be no assurance that the same amount or quality of seismic information or nearby well production history is or will be available for any of the locations to be utilized in the Program.

No Legal or Tax Advice. The Purchaser of any Unit should consult with their respective counsel, accountant or business adviser as to legal, tax and related matters concerning investment in the Units offered hereby. An investment in the Units may involve certain material federal and state tax consequences. Any discussion contained in this Memorandum with respect to the Tax Consequences is not intended to constitute advice to the Investor.

CONFLICTS OF INTEREST

Most of the areas of conflicts of interest described below are common to many oil and gas drilling programs. The terms contained herein are intended to ameliorate the conflicts of interest inherent in such a situation to the extent practicable, taking into consideration, among other things, the uncertainties involved in attempting to determine, in advance, the location of the Well to be drilled, progress of drilling and other exploration in the area of the Program Well(s), and the outcome of drilling operations.

(a) Prior and Subsequent Activities of the Company. The Company and its officers will be actively engaged in other oil and gas acquisitions and operations. Such activities could create conflicts of interest with this Program. The Company anticipates sponsoring, managing, and participating in other private drilling programs, including other drilling programs in the area of the Program Wells or drilling operations solely to the interests of the Company in such wells. Such activities may create conflicts of interest between this Program and the Company. In all instances of operation and management of drilling programs for the account of others, the Company and its management, where potential conflicts arise, will not prefer its own or other drilling programs over the interests of this Program and its Participants. Notwithstanding this potential conflict of interest, the Company is cognizant of the obligations to Participants under the Operating Agreement, and intends to make all such decisions by adhering to the "prudent operator" standard.

(b) Operator. The Company will be the Operator of the Program Well(s) drilled. As Operator, the Company will receive overhead reimbursements and will be solely responsible for overseeing the conduct of operations of the wells. The Company, in its capacity as manager of the Program, is obligated to pay all of the costs of turnkey operations through drilling and completion. In performing its obligations, the Company will be the Operator about a number of matters, including the number and types of tests to be performed, completion techniques to be employed, and whether to purchase and install new or used production equipment.

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EXHIBIT “A” - FORM OF ASSIGNMENT

ASSIGNMENT OF WORKING INTEREST

THIS AGREEMENT is between Tengasco, Inc., 10215 Technology Drive, Suite 301, Knoxville TN 37932, hereinafter referred to as Assignor or Operator, and _____________________________________________, hereinafter referred to as Assignee or Working Interest Owner.

WITNESSETH:      That for consideration previously received, the receipt of which is hereby acknowledged, the Assignor for itself and its successors and assigns, does hereby grant, convey, sell, assign, transfer and set over unto said Assignee and its successors and assigns, an undivided ______________percent (___%) of the working interest (________Net Revenue Interest) in and to the

[Description of Program Well; Lease and Spacing Unit Description]

It is expressly understood and agreed that this assignment of working interest conveys an interest in the _______________ Well and its Spacing Unit only and that the Working Interest Owner by reason of this assignment acquires no other or additional interest in the oil and gas lease covering the realty upon which the ____________Well is located.

Its expressly understood and agreed that the interest conveyed hereby is and shall remain subject to the obligation of Assignee to pay to Assignor 25% or 85% of the net proceeds attributable to the working interest assigned hereby as a management fee (the “Management Fee”) for the entire remaining life of the well subject to this Assignment, and that such obligation to pay the Management Fee shall be binding upon Assignee and upon Assignee’s heirs, successors, and assigns, commencing at the time of payout to Assignee and in all respects in accordance with the provisions set out in that certain document entitled the Kansas Ten Unit Drilling Program dated September [13], 2007, which is expressly incorporated herein by this reference.

None of the rights, duties or obligations of the parties hereto or terms hereof shall be construed as creating a joint venture, a general partnership or any other legal entity whereby one party can be held individually responsible for all the debts, liabilities or charges incurred in connection with the operation or abandonment of such leasehold property, but, rather, each party hereunder is a Tenant in Common with the others and as such is liable only for his, her or its proportionate share in connection with any operation and abandonment of such leasehold property and incurred in accordance with this Agreement, only to the extent and limit of the Working Interest Owner’s undivided interest.  Furthermore, both Operator and Working Interest Owner each elect to be excluded from the operation of Chapter 1, Subtitle A, Subchapter K of the Internal Revenue Code of 1954, or any subsequent rulings of similar intent, insofar as such Subchapter or any portion thereof may be applicable to Operator or Working Interest Owner in respect to operations covered by this Agreement.  Operator is hereby authorized and directed to execute for and on behalf of Working Interest Owner any additional evidence of said election that may be required to comply with the Subchapter K and, should these regulations require both Operator and Working Interest Owner to execute additional evidence, each party agrees to comply with the regulations and to join in the execution of any documents required, thereby eliminating the necessity of filing a Partnership income tax return, or similar returns, which otherwise could be required under the above Subchapter K or a like ruling.

In case of any controversy the parties hereto agree that the laws of the State of Tennessee shall apply. This Agreement shall be binding upon the heirs, successors and assigns of the parties hereto.

SIGNED AND EFFECTIVE THIS ___ day of ______, ________.

TENGASCO, INC. as Assignor and Operator

By:	___________________________________________

Chief Executive Officer

By:	________________________________________

Assignee and Working Interest Owner

STATE OF TENNESSEE	}

}

COUNTY OF KNOX	}

On this the _____ day of ____________, 200_ before me, personally appeared

_________________________, known to me to be the President of Tengasco, Inc. and acknowledged to me that he executed the same as such officer in the name of and on behalf of the corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

________________________________________________

Notary Public

My Commission Expires: ____________________

STATE OF ___________	}

}

COUNTY OF__________	}

On this the ______ day of _______________, 200_, before me, personally appeared ____________________, known to me to be the President of _____________________________________,and acknowledged that he executed the same as such officer in the name of and on behalf of the said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

_______________________________________

Notary Public

My Commission Expires: ____________________